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EXHIBIT 99.1

E.SPIRE COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
YEAR TO DATE - SEPTEMBER 30, 2000 (UNAUDITED)
($'S IN THOUSANDS)

                                  Networks Placed     Networks Placed      Networks Placed      Networks Placed      Networks Placed
                                    in Service           in Service           in Service          in Service           in Service
                                Prior to 12/31/95       During 1996          During 1997         During 1998          During 1999
                               -------------------    ----------------    -----------------   ------------------  ------------------

Property, Plant & Equipment    $        179,744       $        159,095    $         192,940   $           65,733  $         140,326

Revenues                       $         58,663       $         37,601    $          52,360   $           14,366  $           3,787

EBITDA                         $         18,678       $          4,124    $           9,727   $           (6,245) $         (10,459)

EBIT                           $         19,048       $         (6,100)   $          10,613   $           (5,352) $         (10,988)

Network Statistics (cumulative)
    Access Lines Installed               55,518                 45,407               74,074               24,555              13,735
    Fiber Miles                          52,347                 39,218               42,793               28,644              14,716
    Route Miles                             789                    501                  403                  158                 340
    Buildings Connected                   1,657                    917                1,439                  579                 105
    Voice Grade Equivalents             599,337                449,021              500,214               68,055              65,451
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